Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

This Development Assistance Agreement (the "Agreement") dated this 28th day of February, 2001 between Ranbaxy Pharmaceuticals Inc., a Delaware corporation, and its Affiliates ("Ranbaxy") and Hercon Laboratories Corporation, a Delaware corporation ("Hercon").

RECITALS

A. Ranbaxy and Hercon have entered into a Product Purchase Agreement, dated of even date herewith (the "Product Purchase Agreement"), pursuant to which Hercon has sold, and Ranbaxy has purchased the Product Assets, as defined in the Product Purchase Agreement, relating to a formulation of [redacted] providing for transdermal administration.

B. Ranbaxy would like to retain Hercon to perform certain development services relating to the Product Assets and Hercon is willing to provide such services, each on the terms provided herein.

In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Hercon and Ranbaxy hereby agree as follows:

ARTICLE 1
DEFINITIONS

"Affiliate" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

"Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees

or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

"FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

"GMP" shall mean current Good Manufacturing Practices promulgated by the FDA.

"Intellectual Property" shall mean Ranbaxy's and its Affiliates' rights existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications relating, directly or indirectly, to the Product.

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Product" shall mean the formulation of [redacted] in patch form for transdermal administration, including all related Intellectual Property, as purchased from Hercon pursuant to the Product Purchase Agreement.

"Product ANDA" shall mean the Abbreviated New Drug Application relating to the Product as may be filed with the FDA by Ranbaxy, and any supplements thereto.

"Regulatory Dossiers" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use, sell, import or export the Product.

ARTICLE 2
PRODUCT DEVELOPMENT SERVICES

2.1 **Development Services**. Hercon agrees to provide to Ranbaxy the development services described in Exhibit A hereto (as same may be amended by a writing duly executed by each of the parties) (the "Development Services"). In carrying out the Development Services, Hercon shall use commercially reasonable efforts to perform such tasks in the time and manner set forth in Exhibit A, all in accordance with applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect. Hercon will apply such commercially reasonable diligent efforts in the performance of the Development Services as is consistent with the efforts it devotes to other product development efforts independent of the Product. The Parties acknowledge that Ranbaxy will fund the process validation studies for the Product..

2.2 **Records and Reports**. Hercon shall maintain records in sufficient detail and in accordance with cGMP good laboratory practice and as are required to properly reflect, and will document in a manner appropriate for purposes of supporting any filings with the FDA, all work

done and results achieved in the performance of the Development Services (including all data in a form required under applicable FDA regulations and as may reasonably be requested by Ranbaxy). Ranbaxy shall have the right to inspect and copy such records, provided that Ranbaxy shall not use such records or information except to the extent otherwise contemplated by this Agreement.

Hercon shall report to Ranbaxy monthly, or more frequently if reasonably required, as to the status of performance of the Development Services including, without limitation, providing written reports to Ranbaxy upon request, stating in detail all efforts made and in process, and all significant progress achieved and difficulties encountered in the performance of the Development Services since the date of the last such report. Such report shall be in a form of the minutes of a meeting of a project management group consisting of an equal number of representatives from Ranbaxy and Hercon. Hercon shall appoint a primary contact who will be available throughout the performance of the Development Services to answer any reasonable questions from Ranbaxy and obtain such other information as Ranbaxy shall reasonably request.

2.3 **ANDA and other Regulatory Approvals.** Notwithstanding anything to the contrary contained herein, the parties agree that any Regulatory Dossiers issued in connection with the Product, whether the Product ANDA or otherwise, and whether developed in whole or in part through the performance of the Development Services by Hercon, shall be issued in the name of Ranbaxy and Ranbaxy shall retain all right, title and interest in and to such Regulatory Dossiers relating to the Product during and following the term of this Agreement and Hercon has no right, title and interest in or to any of such Regulatory Dossiers.

2.4 **Discontinuance of Development Services.** Subject to satisfying its payment obligations under Section 3 hereof (and in accordance with Section 9.2), Ranbaxy may terminate the continuation of the Development Services at any time in its sole and absolute discretion. Upon the termination of the Development Services, Hercon shall deliver to Ranbaxy any and all records, reports and other materials in its possession relating to the Product and/or the performance of the Development Services. Hercon acknowledges that any and all such records, reports and other materials relating to its performance of the Development Services shall be deemed "Confidential Information" for purposes hereof subject to the restrictions of Article 8 hereof.

2.5 **Further Obligations of Hercon.** During the term of this Agreement, Hercon shall:

(a) At its own expense, promptly respond to all reasonable inquiries from Ranbaxy pertaining to the Development Services.

(b) Furnish to Ranbaxy current copies of all issued procedures, specifications and methods and standard operating procedures related to the performance of the Development Services and submit to Ranbaxy for written approval (which shall not be unreasonably withheld) prior to implementation, any and all proposed changes to the same.

(c) Obtain Ranbaxy's written approval (which shall not be unreasonably withheld) prior to implementing any proposed change in the suppliers of raw material used in the clonidine Product, containers, packaging, labeling, manufacturing process, testing or the facilities which are related to the performance of the Development Services and the clonidine Products.

(d) Hercon shall obtain and maintain all permits, authorizations and licenses issued by all federal, state and local governmental agencies and authorities necessary for it to perform the Development Services provided herein.

ARTICLE 3
SERVICE PAYMENTS

3.1 Service Fees. In consideration for the performance of the Development Services described in Section 2.1 hereof, except as otherwise provided in Section 9.2 hereof, Ranbaxy shall remit to Hercon the sum of [redacted] Dollars ([redacted] not later than five (5) days following the completion of the Development Services described in Exhibit A.

ARTICLE 4
INVENTIONS AND WORK PRODUCT

4.1 Work for Hire. Hercon shall disclose to Ranbaxy in writing any invention, development, information or idea, whether patentable or not, made or conceived by Hercon or any of its employees or consultants, in the course of performing the Development Services hereunder, relating solely to the Product or derived solely from the Product Assets (as defined in the Product Purchase Agreement)(including, without limitation, the Intellectual Property) or the receipt of Confidential Information of Ranbaxy (collectively, the "Inventions"). All Inventions shall be the sole and exclusive property of Ranbaxy. Hercon shall grant, assign and convey to Ranbaxy (or its nominee) and, upon request, execute all applications, assignments and other instruments which Ranbaxy (or its nominee) shall deem reasonably necessary in order to apply for and obtain invention rights, patents, patent applications, letters patent, copyrights and reissues thereof ("Rights") in the United States and foreign countries on Inventions, in order to assign and convey to Ranbaxy (or its nominee) the sole and exclusive right, title and interest in and to the Inventions and the Rights. Hercon shall execute, acknowledge and deliver, and shall cause its employees and consultants to execute, acknowledge and deliver, all such further papers as Ranbaxy may reasonably request to enable Ranbaxy (or its nominee) to publish or protect Inventions and render such further assistance as Ranbaxy may reasonably request in the prosecution of Rights and in any patent office proceeding or litigation involving Inventions. Ranbaxy will reimburse Hercon for reasonable and customary out-of-pocket expenses incurred by it in connection with its activities in carrying out the aforesaid obligations with respect to Inventions.

4.2 **Injunctive Relief**. Hercon acknowledges and agrees that, because of the unique and extraordinary nature of the Development Services, any breach or threatened breach of the provisions of Section 4.1 hereof would cause irreparable injury and incalculable harm to Ranbaxy and Ranbaxy shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by Ranbaxy to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which Ranbaxy may have with respect to such breach of threatened breach. The parties agree that in the event of any action, suit or proceeding at law or in equity brought to enforce the covenants contained in Section 4.1 hereof, or to obtain money damages for breach thereof, the party prevailing in any such action, suit or proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorney's fee and disbursements) incurred in connection therewith.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 **Representations and Warranties**. Each party hereby represents and warrants to the other party as follows:

(a) Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c) Consents. All necessary consents, approvals and authorizations of and notices to all governmental authorities and other Persons required to be obtained or provided by such party in connection with its performance of this Agreement have been obtained or provided.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

5.2 **Insurance**. Hercon and Ranbaxy shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Commercial Products under this Agreement, with a minimum limit of liability of One Million Dollars ($1,000,000) per occurrence and in the aggregate and umbrella coverage of Ten Million Dollars ($10,000,000). Each party shall cause the other party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request. Each party shall give the other party at least thirty (30) days notice of any cancellation, termination or change in such insurance.

Portions of this document which have been blacked-out are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE 6
INDEMNIFICATION

6.1 Hercon's Indemnity Obligations. Hercon shall defend, indemnify and hold harmless Ranbaxy, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys' fees and expenses) (herein "Damages") relating to or arising (a) any breach by Hercon or its Affiliates of this Agreement, (b) any negligence or willful misconduct on the part of Hercon, or (c) any claims, infringement or misappropriation relating to Hercon's intellectual property.

6.2 Ranbaxy's Indemnity Obligations. Ranbaxy shall defend, indemnify and hold harmless Hercon and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) the handling, possession, use, marketing, distribution or sale of the Products by Ranbaxy or its Affiliates, and (b) any claims of infringement or misappropriation relating to the Intellectual Property; except to the extent such Damages give rise to an indemnification claim of Ranbaxy under Section 6.1 above, Section 6.1 of that certain Finished Goods Supply Agreement ([redacted]), dated of even date, between Ranbaxy and Hercon, or Section 7.1 of the Product Purchase Agreement.

6.3 Indemnification. A party (the "indemnitee") that intends to claim indemnification under this Article 6 shall notify the other party (the "indemnitor") promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

6.4 Limitations on Indemnification. Notwithstanding any contrary provision herein neither party shall be liable to the other for any consequential , incidental or indirect damages, including damages for lost profits, loss of opportunity or use of any kind, suffered by the other party, whether in contract, tort or otherwise.

ARTICLE 7
RELATIONSHIP BETWEEN THE PARTIES

7.1 **Independent Contractor**. The relationship between Hercon and Ranbaxy is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1 **Confidentiality**. Each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department. Neither party shall, during the period of this Agreement or for three (3) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

8.2 **Public Disclosure**. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party's performance hereunder will be made without the other party's prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

ARTICLE 9
TERM AND TERMINATION

9.1 Term. Unless terminated earlier pursuant to Section 9.2 below, the term of this Agreement shall expire on the completion of the Development Services by Hercon.

9.2 **Termination.**

(a) By Either Party.

(i) A party shall have the right to terminate this Agreement, upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of written notice thereof from the non-breaching party; or

(ii) A party shall have the right to terminate this Agreement upon written notice, at any time after the other party (the "Bankrupt Party") is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty days of the institution or presentation thereon; (5) has a resolution passed for its winding up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all of substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty days thereafter; (8) causes or is subject to any event with respect to which, under the applicable law of any jurisdiction, has analogous effect to any of the events specified in clauses (1), (2) or (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(b) By Ranbaxy. Ranbaxy shall have the right to terminate this Agreement, on two (2) days written notice to Hercon pursuant to Section 2.4 hereof.

(c) Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including, in the case of Ranbaxy, the obligation to remit the Development Services fees pursuant to Section 3.1 hereof promptly in the event of the termination of this Agreement pursuant to Section 9.2(b). The provisions of Section 5.2 and Articles 6 and 8 shall survive any

expiration or termination of this Agreement. Upon termination or expiration, each party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such party's expense, all Confidential Information of the other party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format.

ARTICLE 10
MISCELLANEOUS

10.1 Notices. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Ranbaxy, to it at:

Ranbaxy Pharmaceuticals Inc.
600 College Road East
Princeton, New Jersey 08540
Attention: President
Telephone: (609) 720-9200
Telecopier : (609) 720-1155

If to Hercon, to it at:

Hercon Laboratories Corporation
Sinking Springs Lane
Emigsville, Pennsylvania 17318
Telephone: (717) 764-1191
Telecopier: (717) 764-5395

10.2 Assignment. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.3 Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the

Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

10.4 **Entire Agreement**. This Agreement and the Exhibits attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

10.5 **Amendment; Waiver**. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Hercon and Ranbaxy, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

10.6 **Governing Law, Dispute Resolution, Arbitration**. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Ranbaxy and Hercon. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Newark, New Jersey and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

10.7 **Singular and Plural Forms**. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

10.8 **Headings**. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

10.9 **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

10.10 **Force Majeure**. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure, including, but not limited to, fire, flood, earthquake, explosion, storm, war, rebellion, acts of God and/or other causes or externally induced casualty beyond its reasonable control (but expressly excluding any labor trouble), whether similar to the foregoing matters or not, then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the party prevented from complying shall use its best efforts to remove such disability within thirty (30) days and shall continue performance with the utmost dispatch whenever such causes are removed and shall notify the other party of the event not more than five (5) days from the time of the event. When such circumstances arise, the parties shall discuss what, if any, modifications to the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, in the event that a material event of force majeure shall continue for a period of longer than sixty (60) days, then the party unaffected by such event may terminate this Agreement by not less than fifteen (15) days' written notice of termination to the other party; provided that, if the force majeure event ceases within such fifteen day period, this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

RANBAXY PHARMACEUTICALS INC.

By: Dipak Chattoraj

Name: DIPAK CHATTARAJ

Title: PRESIDENT

HERCON LABORATORIES CORPORATION

By: ______________________

Name: Murray Lieber

Title: Vice President-Marketing